Exhibit 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	October 31, 2007
(218) 628-2217
IKONICS ANNOUNCES 24% EARNINGS INCREASE ON RECORD THIRD
QUARTER SALES
DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced today third quarter 2007 earnings of $354,000, or $0.17 per share, a 24% increase over the third quarter of 2006. Sales were up 9% over the comparable quarter to $4,017,000. Both figures are third quarter records.
Bill Ulland, Ikonics CEO, said, “Our core screen print photochemical business performed particularly well during the quarter, aided by the December of 2006 image mate® acquisition. We also began to see sales contributions from two of our new business ventures which are expected to increase in the fourth quarter.”
During the quarter, the Company entered into an option agreement to buy a 15 acre brownfield site from the city of Duluth, Minnesota to accommodate business growth.
This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation
Condensed STATEMENTS OF OPERATIONS (unaudited)
For the Three Months and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Net Sales	$4,016,923	$3,673,830	$11,899,367	$11,145,304
Costs and expenses	3,531,922	3,294,559	10,978,072	10,169,468

Income from operations	485,001	379,271	921,295	975,836
Gain on sale of investment	—	—	55,159	—
Interest income	40,616	32,492	110,247	82,639

Income before income taxes	525,617	411,763	1,086,701	1,058,475
Federal and state Income tax expense	171,692	126,810	262,277	327,751

Net income	$353,925	$284,953	$824,424	$730,724

Earnings per common share-diluted	$0.17	$0.14	$0.40	$0.36

Average shares outstanding-diluted	2,074,569	2,043,981	2,061,400	2,029,732
Condensed Balance Sheets
As of September 30, 2007 and December 31, 2006

	9/30/07	12/31/06
	(unaudited)
Assets
Current assets	$8,910,277	$8,229,210
Property, plant and equipment, net	1,329,280	991,920
Investment in non-marketable equity securities	855,201	988,910
Intangible assets	485,074	485,421
Deferred income taxes	48,000	48,000

	$11,627,832	$10,743,461

Liabilities and Stockholders’ Equity
Current liabilities	$945,897	$879,362
Long term debt	—	—
Stockholders’ equity	10,681,935	9,864,099

	$11,627,832	$10,743,461

CONDENSED STATEMENTS OF CASH FLOW (unaudited)
For Nine Months Ended September 30, 2007 and 2006

	9/30/07	9/30/06
Net cash provided by operating activities	$1,384,262	$797,419
Net cash used in investing activities	(385,067)	(446,247)
Net cash provided by financing activities	103,719	223,047

Net increase in cash and cash equivalents	1,102,914	574,219
Cash and cash equivalents at beginning of period	3,428,186	3,412,072

Cash and cash equivalents at end of period	$4,531,100	$3,986,291